Exhibit 99.1

Hercules Technology Announces Third Quarter 2009 Financial Results and Declared a $0.30 Cash Dividend

Net interest margin of 13.68%

Received SBA approval to complete second SBIC license application

Various portfolio companies achieved key milestones during and after the quarter including one pending acquisition and one completed IPO

PALO ALTO, Calif.--(BUSINESS WIRE)--November 5, 2009--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today its financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights

  Revenues of $17.7 million, a decrease of 8.1% over revenues of $19.2 million for the comparable period in 2008, attributed to lower average outstanding loans balances during the third quarter of 2009.
  Net investment income before taxes during the quarter increased by 3.6% to $10.3 million, compared to $10.0 million in the third quarter of 2008. Net investment income per share was $0.30 for the third quarter of 2009, compared to $0.31 per share in the third quarter of 2008 based on lower basic shares outstanding during the third quarter of 2008.
  Net interest margin was 13.68% for the third quarter of 2009, compared to 14.35% for the second quarter of 2009.
  Effective yield for the portfolio was 15.1% for the third quarter of 2009, compared to 16.1% for the second quarter of 2009.
  Taxable income for the quarter was approximately $9.9 million, or $0.29 per share, excluding approximately $13.6 million, or approximately $0.39 per share, from taxable net realized losses.
  Total investment assets of $414.8 million as of September 30, 2009, compared to $636.7 million as of September 30, 2008. Of our loan portfolio, more than 98% of the debt investments are in senior secured loans.
  Received approximately $50.8 million of principal repayments, including early repayments and working capital line pay downs of approximately $29.6 million during the third quarter.
  Declared our seventeenth consecutive dividend since inception of $0.30 per share, payable on November 23, 2009, to shareholders of record as of October 20, 2009.

“I am pleased to announce another solid quarter of performance and financial results for Hercules, despite an otherwise fragile economic recovery. Even in this uncertain, but improving economy, we continue to differentiate ourselves from our competitors and many other specialty finance companies by demonstrating our ability to post another solid net investment income of over $10.0 million while maintaining a strong balance sheet,” said Manuel A. Henriquez, president and CEO of Hercules Technology Growth Capital. “We have ample liquidity of over $150.0 million ready to deploy for new investments and to support our current portfolio, while many of our remaining competitors struggle with a lack of liquidity.”

“In addition, we are seeing signs of credit quality improvement overall, as we continue to focus our attention on resolving a handful of outstanding credit issues in the third quarter. We are also seeing some encouraging signs of relative improvement among our portfolio companies, including improving sales pipelines and backlogs among select technology portfolio companies. Another encouraging sign is that we are seeing portfolio companies secure new equity capital, resulting in stabilization of our portfolio company valuations as well as bolstering their own liquidity situation,” continued Henriquez.

“A further encouraging sign of improvement was the third quarter pace of investments by the venture capital community. We continue to see a steady pace of improvement with more than $5.0 billion of new investments during the third quarter by the venture capitalists. Year to date, the venture capitalists have invested approximately $15.0 billion which is on target for $19.0 to $20.0 billion of new investments for 2009. As a result of this favorable level of venture capital investment activities, Hercules is experiencing an increase in new investment origination activities which commenced in the fourth quarter, and we expect to continue as the venture capital community continues to accelerate its own pace of new investments. To the extent that we are able, we are capitalizing on new investment opportunities, and we are actively hiring additional employees to expand our market penetration. We continue to capitalize on our competitors’ lack of liquidity and inability to fulfill growing market demand for capital. As we turn our attention to the fourth quarter, we will seek new investment opportunities as we remain cautious and conservative in our investment and credit management strategies. As we begin to make new investments, we don’t expect to start seeing any meaningful balance sheet loan portfolio growth until the first quarter of 2010 and beyond,” concluded Henriquez.

Third Quarter Review and Operating Results

Investment Portfolio

During the third quarter, Hercules continued its ‘slow and steady’ investment strategy. The economy started to show modest signs of improvements and our expectations of venture capital investment activity also showed signs of improvements during the period. Hercules’ new investment activities were focused on supporting its existing portfolio companies. Hercules entered into new commitments to provide debt financing of approximately $15.8 million for renewals and restructurings to existing portfolio companies and provided funding of approximately $8.6 million to existing portfolio companies.

The fair value of Hercules’ investment portfolio at quarter-end was $414.8 million, representing investments in approximately 93 portfolio companies as compared to $636.7 million at the end of the third quarter of 2008. The fair value of the loan portfolio was approximately $369.5 million compared to a fair value of approximately $578.3 million at the end of the third quarter of 2008. The fair value of the equity portfolio was approximately $31.1 million compared to a fair value of approximately $33.1 million at the end of the third quarter of 2008.

Hercules held warrant positions in 84 portfolio companies, with a fair value of approximately $14.2 million at September 30, 2009, as compared to approximately $25.4 million at September 30, 2008. If exercised, these warrant holdings at September 30, 2009, would require Hercules to invest an approximate additional $48.0 million. However, these warrants may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

During the third quarter, Hercules recognized $17.5 million of net unrealized appreciation from its loans, warrants and equity investments, driven primarily by the reversal of unrealized depreciation on two technology portfolio companies to realized losses, the reversal of unrealized depreciation on one biopharmaceutical portfolio company, and general improvements in the enterprise valuations of select venture portfolio stage companies based on performance.

As of September 30, 2009, Hercules had unfunded debt commitments of approximately $16.9 million. As these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements. In addition, Hercules had one non-binding term sheet for $5.5 million outstanding at September 30, 2009. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

The effective yield on our debt portfolio investments during the quarter was 15.1%, which is lower than the preceding quarter yield of 16.1% and was primarily attributed to the decrease in fee revenue related to early repayments and restructuring fees compared to the prior quarter.

Income Statement

In the third quarter, total investment income decreased year over year to $17.7 million from $19.2 million, as a result of lower level of assets as we continued to manage our balance sheet and increase liquidity.

Interest expense and loan fees driven by borrowing activities were $2.4 million during the third quarter as compared to $4.5 million in the same quarter of the previous year, attributed primarily to lower outstanding loan balances on our credit facilities and lower cost of financing. Hercules had a weighted average debt balance outstanding during the quarter of approximately $130.6 million and a weighted average cost of debt of 7.3% at September 30, 2009, as compared to approximately $221.0 million and 8.2% respectively, for the same period in 2008. The lower cost of debt is primarily due to the payoff of the Citibank/Deutsche Bank credit facility in March 2009. This facility had an average balance of $118.2 million and a high cost of debt of 10.0% in the third quarter of 2008.

Total operating expenses were marginally higher, excluding interest expense and loan fees, for the third quarter of 2009 at $5.0 million, as compared to $4.7 million for the third quarter of 2008. The increase, as compared to the quarter ended September 30, 2008, was primarily attributable to higher work-out related expenses, stock-based compensation expense, and consulting fees offset by lower payroll expense and recruiting expenses.

Net investment income for the third quarter of 2009 was $10.3 million, which represents an increase of 3.6% compared to $10.0 million for the third quarter of 2008. Net investment income on 35.0 million basic shares outstanding was $0.30 per share in the third quarter of 2009, compared to $0.31 per share based on 32.6 million basic shares outstanding in the third quarter of 2008.

The net realized losses of $14.2 million recognized during the third quarter were primarily attributed to net losses on loans, equities and warrants in three portfolio companies, which were disclosed during our second quarter earnings call. During the quarter we realized gains of approximately $559,000 from the sale of equity holdings and exercising of certain warrants in publicly held securities, helping to offset a portion of the realized losses.

In addition, Hercules also recognized net unrealized appreciation on investments of approximately $17.5 million during the third quarter of 2009. Of this amount, approximately $12.5 million is related to net changes in loan values primarily driven by the reversal of unrealized depreciation to realized losses, approximately $4.7 million of net increases in equity values, and approximately $352,000 of net increases in warrant values based on the accounting required under ASC 820, formerly known as FAS 157 and the increase of enterprise valuations.

Dividends

Effective in 2009, our Board of Directors adopted a policy to distribute four quarterly distributions in an amount that approximates 90 - 95% of our taxable income. Because of this policy, we anticipate paying an additional or “fifth” dividend in the fourth quarter in order to distribute approximately 98% of our annual taxable income in the year in which it was earned, rather than spilling over significant amounts of our excess taxable income into the following year. This policy is anticipated to be re-evaluated each year and is subject to change at anytime, pending market conditions.

The Company distributed a dividend of $0.30 per share during the third quarter. This distribution was the sixteenth consecutive quarterly dividend paid since its initial public offering in June 2005.

The Board of Directors also declared a cash dividend of $0.30 per share for the fourth quarter that will be payable on November 23, 2009, to shareholders of record as of October 20, 2009. This is the Company’s seventeenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to-date to $4.97 per share.

The determination of the tax attributes of the Company's distributions is made annually at of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2008, were paid 94% from ordinary income and 6% from long term capital gains. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2009 distributions to shareholders will actually be. The Company’s dividend is paid from taxable income.

Liquidity and Capital Resources

At September 30, 2009, the Company’s net assets were $368.7 million compared to $364.2 million as of June 30, 2009, representing net asset value per share of $10.37 and $10.27, respectively. This increase in net assets is primarily attributable to the unrealized appreciation recorded on the loan valuations and equity valuations.

We continue to focus on our liquidity position and strengthening our balance sheet as evidenced by our ending cash balance of $77.2 million in cash and cash equivalents at the end of the third quarter.

Currently, Hercules has a credit facility with Wells Fargo Foothill that provides $50.0 million in initial credit capacity under the facility, and other lenders may be added to the facility to reach the total credit commitment up to $300.0 million. The Company continues to be in discussions with other potential lenders to join the facility; however, there is no guarantee that additional lenders will join. At September 30, 2009, there was no outstanding balance.

In addition, Hercules has access to $150.0 million under the SBIC program, contingent upon final SBA drawdown approval, of which we have drawn $130.6 million. Hercules has also submitted its final application to the SBA for a second SBIC license that would provide up to an additional $75.0 of borrowings, subject to SBA approval and an additional capital contribution of $37.5 million into Hercules’ SBA subsidiary.

Our SBA borrowings are exempt from the 1:1 leverage test imposed on BDCs which would yield a leverage ratio of less than 1.0%. Including the SBA borrowings, the leverage ratio would represent approximately 35.0%. Based on Hercules' existing stockholders' equity and its reliance on the SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million; although there is no assurance that we may be able to do so. This amount assumes the Company is able to expand its existing credit facilities.

Portfolio Asset Quality and Diversification

As of September 30, 2009, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1	$35.8 million or 9.7% of the total portfolio
Grade 2	$166.1 million or 45.0% of the total portfolio
Grade 3	$110.6 million or 29.9% of the total portfolio
Grade 4	$54.6 million or 14.8% of the total portfolio
Grade 5	$2.4 million or 0.6% of the total portfolio

At September 30, 2009, the weighted average loan grade of the portfolio was 2.66 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.70 as of June 30, 2009. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital. The slight improvement in the weighted average loan grade is primarily attributable to the decrease of grade 1 companies in the quarter.

Hercules’ portfolio diversification as of September 30, 2009, was as follows:

  15.0% in communications & networking companies
  14.9% in software companies
  13.7% in drug discovery companies
  9.1% in information services companies
  7.3% in electronics and computer hardware companies
  6.8% in biotechnology tools companies
  6.4% in specialty pharmaceutical companies
  6.4% in consumer & business products companies
  5.2% in drug delivery
  4.0% in internet consumer & business services companies
  3.8% in therapeutic companies
  3.3% in semiconductor companies
  3.0% in diagnostic companies
  0.6% in surgical devices companies
  0.4% in media/content/info companies
  0.1% in energy companies

Hercules Portfolio Company Developments

On November 4, 2009, Ancestry.com Inc., an online resource for family history, announced the pricing of its initial public offering of 7,407,407 shares of common stock at a price of $13.50 per share. A total of 4,074,074 shares are being offered by Ancestry.com, and a total of 3,333,333 shares are being offered by selling stockholders of which Hercules was a participant. Ancestry.com common stock will commence trading on November 5, 2009, on the NASDAQ Global Select Market under the symbol "ACOM”. Ancestry.com has digitized and put online over 4 billion records over the past twelve years. Ancestry users have created over twelve million family trees containing over 1.0 billion profiles.

In October 2009, Gomez, Inc., a leader in Web application management and one of Hercules’ early portfolio companies, has entered into a definitive agreement to be acquired by Compuware in a $295 million cash transaction, which is anticipated to close in November 2009. Hercules anticipates, assuming the transaction is completed, to realize gross estimated proceeds from the sale of its warrants of approximately $2.0 million. No unrealized appreciation related to this acquisition is reflected in the financial statements of Hercules at September 30, 2009, because it has not closed and was reported after the quarter end. There can be no assurance that the merger will be consummated.

In October 2009, Merrimack Pharmaceuticals, Inc, a biotechnology company focused on the discovery and development of novel treatments for cancer and autoimmune disease, has entered into a worldwide collaboration and licensing agreement with Sanofi-aventis on MM-121, an anti-ErbB3 monoclonal antibody. Under the terms of the deal, Merrimack may be eligible to receive up to $530 million, comprised of $60 million upfront plus milestone payments, in addition to future royalties. There can be no assurance that the company will meet these milestones or receive any royalty payments.

In October 2009, Paratek Pharmaceuticals, Inc., a privately held biopharmaceutical company engaged in the discovery and commercialization of new therapeutics that treat life threatening infectious and other serious diseases, entered into an exclusive worldwide collaborative development, manufacturing and commercialization license agreement with Novartis for Paratek's lead broad-spectrum antibiotic, PTK 0796. Under the terms of the deal, Paratek may be eligible to receive up to $485 million in milestones and fees combined, plus a royalty on global net sales. There can be no assurance that the company will meet these milestones or receive any royalty payments.

In October 2009, Transcept Pharmaceuticals (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience, announced that the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter regarding the New Drug Application (NDA) for Intermezzo(R) (zolpidem tartrate sublingual tablet). The NDA, submitted by Transcept in September 2008, seeks approval to market Intermezzo(R) for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. In the Complete Response Letter the FDA stated that it believes Transcept has submitted substantial evidence of effectiveness for the use of Intermezzo(R) in the as-needed treatment of insomnia characterized by difficulty returning to sleep after awakening in the middle of the night. The FDA further recognized that the Intermezzo(R) data submitted by Transcept did not indicate significant next day residual effects. However, the FDA indicated that the intended use of Intermezzo(R) in the middle of the night represents a unique insomnia indication and dosing strategy for which safety has not been previously established. The FDA requested additional data demonstrating that Intermezzo(R), when taken as directed in the middle of the night, would not present an unacceptable risk of residual effects, with particular reference to next day driving ability.

In September 2009, QuatRX Pharmaceuticals, Inc., a company focused on the discovery, licensing, development and commercialization of compounds in the endocrine, metabolic and cardiovascular therapeutic areas, announced positive results from the second of two patient cohorts in the second pivotal Phase 3 study for Ophena™ (ospemifene tablets), the company’s investigational compound in development for the treatment of postmenopausal vulvovaginal atrophy (VVA). This study, together with the recent completion of a long-term safety study for Ophena™, marks the end of the company’s comprehensive Phase 3 efficacy and safety program for Ophena™ and positions QuatRx to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in early 2010. QuatRX was a former risk graded 4 loan and subsequently upgraded to a risk grade 3.

Subsequent Events

In October 2009, we executed a term sheet with Union Bank of California for a $20.0 million, one year revolving credit facility. Pricing of credit facility is LIBOR +2.25% with a floor of 4.0%, an advance rate of 50% against eligible loans, and secured by loans in the borrowing base. Finalization of the facility is subject to completion of the loan documents and is anticipated to be completed prior to year-end 2009.

In October 2009, we submitted our final application for our second SBIC license for an additional $75 million of borrowings. We anticipate that the license will be approved during the first half of 2010; however there can be no assurance that the SBA will grant Hercules a second license or when the license will be approved.

Conference Call

Hercules has scheduled its 2009 third quarter financial results conference call for November 5, 2009, at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (888) 263-2744 or (913) 312-1471 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available through midnight on Thursday, November 12, 2009. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter the passcode 6024163.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Dollars in thousands, except per share data)

	September 30,
	2009	December 31,
	(unaudited)	2008
Assets
Investments:
Non-affiliate investments (cost of $431,497 and $583,592)	$ 410,567	$ 579,079
Affiliate investments (cost of $3,466 and $8,756)	4,280	2,222
Total investments, at value (cost of $434,963 and $592,348 respectively)	414,847	581,301
Deferred loan origination revenue	(3,207)	(6,871)
Cash and cash equivalents	77,247	17,242
Interest receivable	10,382	8,803
Other assets	5,851	8,197

Total assets	505,120	608,672

Liabilities
Accounts payable and accrued liabilities	5,798	9,432
Short-term credit facility	-	89,582
Long-term SBA Debentures	130,600	127,200

Total liabilities	136,398	226,214

Net assets	$ 368,722	$ 382,458

Net assets consist of:
Common stock, par value	$ 35	$ 33
Capital in excess of par value	408,733	395,760
Unrealized depreciation on investments	(20,405)	(11,297)
Accumulated realized gain (loss) on investments	(15,600)	3,906
Distributions in excess of investment income	(4,041)	(5,944)

Total net assets	$ 368,722	$ 382,458

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	35,546	33,096

Net asset value per share	$ 10.37	$ 11.56

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Investment income:
Interest	$ 14,613	$ 17,348	$ 48,445	$ 47,669
Fees	3,068	1,900	9,166	6,202

Total investment income	17,681	19,248	57,611	53,871
Operating expenses:
Interest	2,050	3,929	7,315	8,694
Loan fees	308	618	1,583	1,564
General and administrative	2,105	1,937	5,455	5,307
Employee compensation:
Compensation and benefits	2,401	2,544	8,113	8,198
Stock-based compensation	470	228	1,418	1,144
Total employee compensation	2,871	2,772	9,531	9,342

Total operating expenses	7,334	9,256	23,884	24,907

Net investment income	10,347	9,992	33,727	28,964

Net realized gain (loss) on investments	(14,173)	126	(19,506)	4,993
Net increase (decrease) in unrealized appreciation on investments	17,516	2,420	(9,108)	(2,024)

Net realized and unrealized gain (loss)	3,343	2,546	(28,614)	2,969
Net increase in net assets resulting from operations	$ 13,690	$ 12,538	$ 5,113	$ 31,933

Net investment income before investment gains and losses per common share:
Basic	$ 0.30	$ 0.31	$ 0.98	$ 0.89

Diluted	$ 0.29	$ 0.31	$ 0.97	$ 0.89
			$ -	$ -
Change in net assets per common share:
Basic	$ 0.39	$ 0.38	$ 0.14	$ 0.97
		$ 0.25	$ -	$ -
Diluted	$ 0.38	$ 0.38	$ 0.14	$ 0.97
			$ -	$ -
Weighted average shares outstanding
Basic	34,981	32,634	34,282	32,600

Diluted	35,576	32,634	34,607	32,600

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
Sally Borg, 650.289.3066
sborg@htgc.com